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                                                                     EXHIBIT 99

HOST MARRIOTT NAMES PARSONS CHIEF FINANCIAL OFFICER,
LAPORTA SENIOR VICE PRESIDENT AND TREASURER,
AS HART ANNOUNCES PLANS TO JOIN DISNEY

  Bethesda, MD., Sept. 28, 1995--Host Marriott Corporation said today that Robert E. Parsons, Jr., 40, had been named executive vice president and chief financial officer, replacing Matthew J. Hart, who announced plans to join The Walt Disney Company as senior vice president and treasurer.

  Host Marriott also named Scott A. LaPorta senior vice president and treasurer, replacing Mr. Parsons, who had held the position since the company was formed when Marriott Corporation split into two separate companies in October 1993.

  "We're fortunate to have such a talented, accomplished group of financial executives," said Terence C. Golden, president and chief executive officer of Host Marriott. "Robert Parsons is uniquely qualified to take Matt's place as Host Marriott's chief financial officer. His extensive real estate and financial experience, along with his fine leadership qualities, make him an excellent choice for his new assignment."

  "Matt Hart has provided outstanding financial leadership for our company. We wish him every success as he leaves to pursue new challenges."

  In his previous position as treasurer of Host Marriott, Mr. Parsons had primary responsibilities for Host Marriott's acquisition program, which has added 23 properties (9,240 rooms) for approximately $700 million over the past two years. Mr. Parsons also was responsible for over $760 million in divestitures, as well as for the restructuring and implementation of various corporate and real estate financings.

  Prior to the formation of Host Marriott, Mr. Parsons held various positions at Marriott Corporation, which he joined in 1981. He has served as manager of corporate financial planning, manager of corporate strategy, director of project finance and vice president of project finance. In 1988, he was elected assistant treasurer of Marriott Corporation.

  Mr. Parsons holds an MBA and a bachelors degree in accounting from Brigham Young University. He lives in North Potomac, Md. with his wife and six children.

  Mr. LaPorta, 33, will have primary responsibility for the corporate finance, investor relations and cash management functions of Host Marriott in his new position. He will manage the company's capital structure and raise funds for acquisitions, while continuing his involvement in strategic planning.

  "Scott was one of the primary architects of the split of Marriott Corporation into two separate companies," said Golden. "His knowledge of our company, capital markets and Wall Street will make him a highly effective treasurer."

  As vice president, corporate finance for Host Marriott, Mr. LaPorta helped raise $1.5 billion in capital for the company. He joined Marriott Corporation in 1989 as a senior financial anyalyst. He subsequently served as manager, director of financial planning and analysis, and director of corporate finance. Following the split of Marriott in 1993, he was named vice president, corporate finance for Host Marriott.

  Prior to joining Marriott, Mr. LaPorta spent three years with Price Waterhouse. He holds an MBA degree from Vanderbilt University and a BS degree from the University of Virginia.

  Host Marriott Corporation is one of the largest owners of lodging properties in the world, owning 86 properties operated under Marriott brand names. The company, which announced a plan last month to divide its operations into two separate companies, is also the leading operator of airport and toll road food, beverage and merchandise concessions, with facilities in nearly every major U.S. commercial airport and on 14 toll roads.